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                                                                    Exhibit 5


                              February 1, 2001


The Board of Directors
Boss Holdings, Inc.
221 West First Street
Kewanee, Illinois 61443

            RE: REGISTRATION ON FORM S-8 OF 285,000 SHARES OF COMMON STOCK FOR ISSUANCE PURSUANT TO THE 1998 INCENTIVE STOCK OPTION
                 PLAN AND 140,000 SHARES OF COMMON STOCK FOR ISSUANCE PURSUANT TO THE 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Ladies and Gentlemen:

      In connection with the registration with the Securities and Exchange Commission of 425,000 shares of common stock, $0.25 par value per share (the "Securities"), of Boss Holdings, Inc. (the "Registrant"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities in connection with the 1998 Incentive Stock Option Plan and the 1998 Non-Employee Director Stock Option Plan, each as amended (the "Plans").

      As counsel to the Registrant, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") with respect to the Securities. We have examined and are familiar with the Registrant's Certificate of Incorporation and Bylaws, each as amended, records of corporate proceedings, the Registration Statement, the Plans and such other documents and records as we have deemed necessary for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plans, be legally issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,

                                    /s/ LEWIS, RICE & FINGERSH, L.C.
                                    ------------------------------------------
                                    LEWIS, RICE & FINGERSH, L.C.